EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
Capitol Federal Financial	Capitol Federal Savings Bank	100%	Federal
Capitol Federal Savings Bank	Capitol Funds, Inc.	100%	Kansas